Exhibit 12.1

600 Third Avenue, 42nd Floor, New York, NY 10016 ● 212-413-2844

August 16, 2022

Fintor Assets, LLC

c/o Fintor, Inc.

10661 Johansen Drive

Cupertino, CA 95014

Re:	Post Qualification Amendment No. 1 to Offering Circular on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to Fintor Assets, LLC, a Delaware series limited liability company (the “Company”) in connection with the filing of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale by the Company (the “Offering”) of up to: (i) 15,000 of the Company’s Series #BEGIN Interests; (ii) 10,000 Series #LEARN Interests; (iii) 25,000 Series #GRAVY Interests; and (iv) 4,000 Series #IYKYK Interests (collectively, the “Interests”, and in each case as defined in the Amended and Restated Operating Agreement of the Company dated as of October 7, 2021, as amended (the “LLC Agreement”), and, as applicable, the Series Designation of Series #BEGIN, the Series Designation of Fintor Assets, LLC, Series #LEARN, the Fintor Assets, LLC, Series Designation of Series #GRAVY, and the Fintor Assets, LLC, Series Designation of Series IYKYK (each, a “Series Designation”)). We understand that the Interests would be sold as described in the Offering Statement pursuant to a Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the respective Interests (the “Subscription Agreement”).

For purposes of this opinion, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We have further assumed that all Interests will be sold in the manner stated in the Offering Statement and in compliance with the applicable provisions of the Securities Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) thereunder, and the terms and conditions of the LLC Agreement and the Subscription Agreement.

This opinion is based as to matters of law solely on applicable provisions of the Delaware Limited Liability Company Law (the “Delaware Act”) as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

August 16, 2022

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the Interests have been authorized by all necessary limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the LLC Agreement, the respective Series Designation and the Subscription Agreement against payment therefor in the manner contemplated in the Subscription Agreement, will be legally issued and, under the Delaware Act, purchasers of the Interests will have no obligation to make payments to the Company (other than their purchase price for the Interests), or contributions to the Company, solely by reason of their ownership of the Interests or their status as members of the Company, and no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being members of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Polsinelli PC

POLSINELLI PC